UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                         RULES 13d-1(b) (c) AND (d) AND
                  AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                        Hospital Staffing Services, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    440900108
                                 (CUSIP Number)

                                  May 28, 1998
             (Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             Rule 13d-1(b)
                             Rule 13d-(c)    |X|
                             Rule 13d-1(d)


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CUSIP No.  440900108                  13G                  Page  2  of  5  Pages
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1       NAME OF REPORTING PERSON
        s.s. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Ronald E. Lusk
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)
                                                          (b)
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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
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                                            5   SOLE VOTING POWER

                                                988,869
                                                    (See Item 4 for explanation)
                                            ------------------------------------
                                            ------------------------------------
                 NUMBER OF                  6   SHARED VOTING POWER
                  SHARES
               BENEFICIALLY                     0
                 OWNED BY
                                            ------------------------------------
                                            ------------------------------------
                   EACH                     7   SOLE DISPOSITIVE POWER
                REPORTING
                  PERSON                        988,869
                   WITH                             (See Item 4 for explanation)
                                            ------------------------------------
                                            ------------------------------------
                                            8   SHARED DISPOSITIVE POWER

                                                0

                                            ------------------------------------
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        988,869     (See Item 4 for explanation)
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        (See Item 4 for explanation)

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.9%
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12      TYPE OF REPORTING PERSON*
        IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a)             Name of Issuer.

                      Hospital Staffing Services, Inc.

Item 1(b)             Address of Issuer's Principal Executive Offices.

                      6245 North Federal Highway
                      Fort Lauderdale, FL  33308

Item 2(a)             Name of Person Filing.

                      Ronald E. Lusk

Item 2(b)             Address of Principal Business Office,or if None,Residence.

                      2807 Allen Street
                      Suite 820
                      Dallas, TX 75209

Item 2(c)             Citizenship.

                      United States

Item 2(d)             Title of Class of Securities.

                      Common Stock

Item 2(e)             CUSIP No.

                      440900108

Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a) Broker or dealer registered under Section 15 of the Exchange Act.
       (b) Bank as defined in Section 3(a)(6) of the Exchange Act.
       (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.
       (d) Investment company registered under Section 8 of the Investment Company.
       (e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
       (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
       (i) A church plan that is excluded from the definition of an investment company under Section 3(e)(14) of the Investment Company Act;
       (j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If This Statement is Filed Pursuant to Rule 13d-1(c), Check This Box. |X|

Item 4               Ownership.

                     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)   Amount beneficially owned:
       988,869
       (b)   Percent of class:
       15.5%
       (c) Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote                 988,869
          (ii)  Shared power to vote or to direct the vote                     0
          (iii) Sole power to dispose or to direct the disposition of    988,869
          (iv)  Shared power to dispose or to direct the disposition of        0

Item 5               Ownership of Five Percent or Less of a Class.


                     Inapplicable.

Item 6               Ownership of More than Five Percent on Behalf of Another
                     Person.


                     None.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     Inapplicable.

Item 8               Identification and Classification of Members of the Group.


                     Inapplicable.



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Item 9               Notice of Dissolution of Group.


                     Inapplicable.


Item 10              Certification.

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                                              /s/Ronald E. Lusk
                                                              Ronald E. Lusk


Dated:  June 4, 1998